Queen's cosign → auction success

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Anthony DeSimone, Masterworks <adesimone@investors.masterworks.com>
to me

Dear Sam,

It's not every day you get to buy artwork from an artist who held an audience with the late Queen Elizabeth! (See below)

Tracey Emin, the British artist behind our latest offering did more than just that.

She's a living legend in the British art world, and over the past few years, her paintings have begun to see upwards price pressure.

We launched our first work by her earlier this year at an offering size of $500k. Since then, every similar painting that has come to auction has sold for more than our offering size.*

Prices ranged from $656k to $1.1M! Check it out:



Sale Price (2024):
$914k



Sale Price (2024):
$656k



Sale Price (2024):
$1.1M

Each painting is unique across scale and composition.

Learn more about the iconic British artist here. View offering circular below.



Source: Reuters

Thanks,

Anthony DeSimone

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Investor Relations

MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281